Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports First Quarter 2013 Financial Results

-Quarterly Earnings Increase to $7.7 million on 7% Revenue Growth-

-Company Initiates Quarterly Cash Dividend of $0.04 Per Share-

-Company Authorizes $30 million Share Repurchase Program-

WINTER PARK, Fla.--(BUSINESS WIRE)--May 3, 2013--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 31, 2013.

Highlights for the first quarter of 2013 compared to the first quarter of 2012 were as follows:

The Company reported net income of $7.7 million or $0.22 per diluted share in the first quarter of 2013, compared to a net loss applicable to preferred and common shareholders of $30.3 million or $0.89 loss per diluted share in the comparable period of 2012.

  Net income in the first quarter of 2013 was reduced by $1.1 million net of tax from discontinued operations associated with a subtenant default which will increase the Company’s lease exit costs. Net income applicable to preferred and common shareholders in the first quarter of 2012 was reduced by a $35.8 million charge related to the redemption of the Company’s preferred shares in March 2012.
  Excluding the costs associated with redemption of the Company’s preferred shares, certain non-cash charges and results from discontinued operations, non-GAAP diluted earnings per common share was $0.25 compared to $0.15 in the prior year period. The Company believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total revenues in the first quarter rose 7.0% to $107.4 million compared to $100.3 million in the prior year.

  Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 6.6%.
  Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 1.5%.

Total operating costs in the first quarter increased by 4.4% or $3.9 million, compared to the first quarter of 2012.

  Food and beverage costs, as a percentage of restaurant sales, decreased 81 basis points in the first quarter to 31.2% due to lower beef inflation relative to increased sales.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 72 basis points in the first quarter to 48.1% primarily due to lower occupancy costs and the effect of higher sales on fixed costs.
  General and administrative expenses increased $0.4 million to $7.3 million in the quarter.

At the end of the first quarter of 2013, the Company had $43 million in debt outstanding under its senior credit facility, a decrease of $2 million from $45 million at the end of 2012 and a decrease of $34 million from the end of the first quarter of 2012.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We’re pleased to begin 2013 with strong growth in sales and earnings. Our Ruth’s Chris brand generated its 12th straight quarter of positive comparable sales and our initiatives at Mitchell’s continue to drive improvement in the business. Our results reflect a high-level of execution from our valued franchise partners and all of our company team members.”

Development Update

During the first quarter of 2013, a new Ruth’s Chris Steak House restaurant opened at the Harrah’s Las Vegas Casino and Hotel under a licensing agreement. At the end of the first quarter, the Company closed a location that was at the end of its lease term. The Company’s current development plans for 2013 include opening a new company-owned Ruth’s Chris Steak House restaurant in Denver, CO and relocating its Houston, TX Ruth’s Chris Steak House restaurant. Subsequent to the end of the first quarter, a franchised Ruth’s Chris Steakhouse restaurant was opened in Puerto Rico. The Company expects its franchise partners to open an additional two to three restaurants in 2013.

Review of First Quarter 2013 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $107.4 million in the first quarter of 2013 compared to $100.3 million in the same quarter last year.

Company-owned restaurant sales increased 6.5% to $102.8 million for the first quarter of 2013 from $96.6 million in the same quarter last year. Excluding discontinued operations, total operating weeks for all brands during the first quarter increased to 1,105 from 1,092 in the first quarter of 2012.

Ruth’s Chris Steak House Sales

  63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2013 compared to 62 at the end of the prior year first quarter.
  Total operating weeks for the quarter of 2013 increased to 819 weeks from 806 weeks in the first quarter of 2012.
  Average weekly sales for Ruth’s Chris Steak House were approximately $101,400 in the first quarter of 2013, an increase of 6.3% compared to $95,400 in the first quarter of 2012.
  For the first quarter of 2013, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 6.6%, which consisted of a traffic increase of 2.9% along with an average check increase of 3.6%.

Mitchell’s Fish Market Sales

  19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the first quarter of 2013, which is the same number of restaurants open at the end of the prior year first quarter.
  Total operating weeks for the quarter were flat year-over-year at 247.
  Average weekly sales at Mitchell’s Fish Market were approximately $71,300 in the first quarter of 2013, an increase of 1.5% compared to $70,200 in the first quarter of 2012.
  Comparable restaurant sales at Mitchell’s Fish Market increased 1.5%, which consisted of a traffic increase of 2.7% and an average check decrease of 1.2%.

Franchise Income

  73 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2013 compared to 68 at the end of the prior year first quarter.
  Franchise income increased 6.0% to $3.7 million in the first quarter of 2013 from $3.5 million in the prior year period, driven by the increase in comparable franchise restaurant sales and new franchised unit development during the last 12 months.
  Comparable franchise-owned restaurant sales increased 1.0% in the first quarter of 2013, which included a 1.8% increase in domestic comparable franchise-owned restaurant sales and a 2.0% decrease in international comparable franchise-owned restaurant sales.

Quarterly Cash Dividend and Share Repurchase Program

The Company today announced that its Board of Directors, as part of the Company’s focus on shareholder returns, has approved the initiation of a regular quarterly cash dividend to shareholders. The initial quarterly cash dividend of $0.04 per share will be paid to shareholders on May 30, 2013 to all common shareholders of record as of the close of business on May 16, 2013.

Additionally, the Company also announced that its Board of Directors has approved a share repurchase program under which it authorized the Company at its discretion to repurchase up to $30 million of its common shares outstanding. The Company intends to administer the share repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Share repurchases may be made from time to time in the open market or in negotiated transactions depending on share price, market conditions and other factors. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of its common shares.

O’Donnell concluded, “We are pleased to announce the initiation of a cash dividend and a share repurchase program, which we believe reflects the strength and stability of our business, as well as our continuing commitment to optimizing shareholder returns. Our shareholder return framework begins with a focus on improving our underlying business by growing our comparable sales through traffic initiatives and improving our margins through disciplined cost management. We plan to further augment our existing restaurant profits through the effective deployment of capital into new restaurant development. I believe that today’s initiation of a quarterly dividend and share repurchase authorization further strengthens our ability to return value to our shareholders without diminishing our ability or commitment to grow our base business.”

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2013 outlook:

  Cost of goods sold of 32.5% to 33.5% of restaurant sales
  Restaurant operating expenses of 50.0% to 51.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $27 million to $28 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $14 to $16 million
  Basic shares outstanding of 34.5 million to 35.5 million, exclusive of any share repurchases under the Company’s share repurchase program
  Fully-diluted shares outstanding of 35.5 million to 36.5 million

Conference Call

The Company will host a conference call to discuss first quarter 2013 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2420. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 6900039. The replay will be available until May 10, 2013. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Fla, was originally founded in 1965 and currently has more than 150 Company- and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2012, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 31,	March 25,
	2013	2012

Revenues:
Restaurant sales	$102,794	$96,553
Franchise income	3,663	3,455
Other operating income	903	290

Total revenues	107,360	100,298

Costs and expenses:
Food and beverage costs	32,061	30,895
Restaurant operating expenses	49,394	47,089
Marketing and advertising	2,001	1,728
General and administrative costs	7,253	6,886
Depreciation and amortization expenses	3,605	3,707
Pre-opening costs	1	77

Total costs and expenses	94,315	90,382

Operating income	13,045	9,916

Other income (expense):
Interest expense, net	(516)	(481)
Debt issuance costs written-off	0	(807)
Other	34	(12)

Income from continuing operations before income tax expense	12,563	8,616
Income tax expense	3,806	2,574

Income from continuing operations	8,757	6,042
Income (loss) from discontinued operations, net of income taxes	(1,096)	53

Net income	$7,661	$6,095

Preferred stock dividends	0	514
Accretion of preferred stock redemption value	0	73

Excess of redemption value over carrying value of preferred shares redeemed	0	35,776
Net income (loss) applicable to preferred and common shareholders	$7,661	(30,268)
Basic earnings (loss) per common share:
Continuing operations	$0.25	$(0.89)
Discontinued operations	(0.03)	0
Basic earnings (loss) per share	$0.22	$(0.89)

Diluted earnings (loss) per common share:
Continuing operations	$0.25	$(0.89)
Discontinued operations	(0.03)	0
Diluted earnings (loss) per share	$0.22	$(0.89)

Shares used in computing net income (loss) per common share:
Basic	34,456,380	34,170,628
Diluted	35,505,778	34,170,628

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	March 31,	December 30,
	2013	2012
Cash and cash equivalents	$6,324	$7,909
Total assets	223,747	231,357
Long-term debt	43,000	45,000
Total shareholders' equity	90,740	82,388
The operating results of a location closed in March 2013 have been reclassified to the discontinued operations line of the condensed consolidated statements of income (loss). These reclassifications had no effect on previously reported net income.

Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(amounts in thousands, except share data)

	13 Weeks Ended
	March 31,	March 25,
	2013	2012
GAAP net income (loss) applicable to preferred and common shareholders	$7,661	$(30,268)
Net of tax impact of excluding certain non-recurring items - see Note	-	674
Net of tax impact of excluding loss (income) on discontinued operations	1,096	(53)
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	35,776
Non-GAAP net income applicable to preferred and common shareholders	$8,757	$6,129

Non-GAAP diluted earnings per share	$0.25	$0.15

Shares:
Weighted average number of common shares outstanding - basic	34,456,380	34,170,628
Dilutive shares	1,049,398	847,780
Dilutive convertible preferred stock	-	7,104,964
Weighted-average number of common shares outstanding - diluted	35,505,778	42,123,372
Note: Excludes 2012 after tax impacts of debt issuance costs written-off and legal fees related to the amendment to the senior credit facility and non-recurring income tax adjustments.

CONTACT:
ICR
Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
or
Investor Relations
Fitzhugh Taylor (203) 682-8261
ftaylor@icrinc.com